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                                                                    Exhibit 10.9

               SOFTWARE MAINTENANCE, DATA SERVICES AND OPERATIONS
                             SERVICE LEVEL AGREEMENT

SOFTWARE MAINTENANCE, DATA SERVICES AND OPERATIONS SERVICE LEVEL AGREEMENT ("Agreement") entered into as of the 1st day of January, 2001, and amended on May 15, 2002, by and between ITA Software, Inc. ("Licensor") and Orbitz, LLC ("Licensee").

1.   INTRODUCTION

This Software Maintenance, Data Services and Operations Service Level Agreement covers standards for the provision of software maintenance, data management and support, and operations by Licensor to Licensee, in connection with that certain Software License Agreement dated as of July 1, 2000 between Licensee and Licensor (the "License Agreement"). The License Agreement terminates on September 30, 2004 (if not renewed) and this Agreement, and the pricing contained herein, has been structured to run concurrently with the License Agreement. Capitalized terms used but not defined herein will have the meaning ascribed thereto in the License Agreement.

In accordance with the License Agreement, Licensor has granted to Licensee a license to use the Licensed Software (as defined in the License Agreement) for the purpose of enabling End Users (as defined in the License Agreement) to obtain information and to make decisions about airline routes and schedules, airfares and availability, as well as to search for low airfares, at Licensee's World Wide Web site currently located at www.orbitz.com. Licensee will operate a portion of the Licensed Software at its location in Chicago, Illinois (the "Licensee Facility", which shall include any other location to which Licensee may move its operations center in the future). To support Licensee, Licensor will: (i) provide maintenance and support for the Licensed Software, pursuant to
Section 2 of this Agreement ("Maintenance Services"), (ii) provide data and data support relating to the Licensed Software, pursuant to Section 3 of this Agreement ("Data Services") and (iii) provide operations to effect the Maintenance Services and the Data Services, pursuant to Section 4 of this Agreement ("Operations Services").

2.   MAINTENANCE SERVICES

2.1      SCOPE OF SERVICES

(a) The following are the Maintenance Services that will be provided by Licensor in connection with the Licensed Software:

Licensor shall:

         (i) develop and provide corrections, changes, or workarounds ("Corrections") for any defects, errors, or malfunctions in the Licensed Software, including, but not limited to, any nonconformities with the Specifications (as defined below)

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                (collectively, "Defects"), discovered by Licensee or Licensor, on a timely basis, given the nature and scope of the Defect;

         (ii) provide to Licensee all improvements, modifications and enhancements ("Improvements", which term will not include improvements, modifications or enhancements (i) which contain significant new or improved functionalities or (ii) which are developed by Licensor specifically for its other customers which are specific to the systems or software of such other customers and which Licensor does not have the right to license to its licensees) to the Licensed Software which Licensor shall make or acquire from time to time and which Licensor makes available to its licensees generally; and

         (iii) provide Licensee any upgrade releases ("Upgrade Releases") to the Licensed Software and all new Versions and Releases of the Licensed Software, which Licensor makes available to its licensees generally; provided, however, that if any such Version or Release contains significant new or improved functionalities, Licensor shall have the right to make such Version or Release available to Licensee only upon the payment of additional license fees, or upon such other terms, as the Licensor requires of its licensees generally therefor. "Versions" shall be designated by a change in the digits to the left of the decimal point, and "Releases" shall be designated by a change in the digits to the right of the decimal point.

As used herein, "Specifications" means the functionality of the Licensed Software described in Exhibit A to the License Agreement.

(b) Licensee shall implement all Corrections that do not materially alter or diminish the functionality of the Licensed Software as described in the applicable Documentation and Specifications. Licensee's failure to do so within 90 days after receipt of notice from Licensor regarding the availability of such Corrections shall eliminate Licensor's obligation to provide Maintenance Services until such Corrections are implemented. In addition, any modifications to Licensor-provided configuration files or alteration from Licensor's recommended use of configuration options shall eliminate Licensor's obligation to provide Corrections or other Maintenance Services for that portion of the software affected thereby, unless such modifications by Licensee were occasioned, following consultation between Licensee and Licensor, by Licensor's failure to modify or correct the Licensed Software as required hereunder or under the License Agreement.

(c) In the event that changes in industry-standard practices and/or data formats (such as ATPCO file formats, ATPCO processing, SSIM schedule formats and government mandates regarding taxes and passenger facility charges (PFCs)) prevent the Licensed Software from functioning as specified in the License Agreement or Specifications, the Licensor shall deliver updates to the Licensed Software to permit operation of the Licensed Software in a manner equal to the functionality described in the License Agreement and Specifications. Such updates will be considered "Improvements" for the purposes of this Section 2, and Licensor shall deliver such Improvements to Licensee

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within a reasonable time prior to the effective date of such industry change so that such Improvements may be implemented by the effective date of such change. Licensee shall implement any Improvements delivered pursuant to this paragraph
(c) as soon as practicable after delivery thereof.

(d) Licensor will provide Licensee any revisions to the existing Documentation developed or necessary to reflect all Corrections, Improvements, Upgrade Releases, Versions or Releases for the Software.

(e) All computer programs delivered pursuant to the Maintenance Services shall be considered "Licensed Software" and subject to all the terms and conditions of the License Agreement.

(f) Licensor shall provide Maintenance Services directly to Licensee but not to End Users.

(g) Licensor shall at all times provide Maintenance Services for at least the current and one (1) previous Release of the Licensed Software; provided, that Licensor's obligation to maintain a previous Release will terminate 120 days after the current Release was made available to Licensee; and provided further, however, that in the case of Improvements delivered pursuant to paragraph (c), Licensor will not be obligated to provide Maintenance Services with respect to any prior Release which does not incorporate the industry changes comprised in such Improvements.

2.2      MAINTENANCE

2.2.1    BASIC MAINTENANCE

The Licensor shall maintain a technical support entry point in Massachusetts, identified by a dedicated phone number, fax number and e-mail address, which will be staffed by knowledgeable employees capable of providing technical assistance regarding the Licensed Software, its functionality, databases, operations, utilities and supporting documentation. Such telephone or e-mail assistance will be available to the Licensee on a daily basis during regular working hours (9:00 a.m. to 6:00 p.m. Eastern time Monday through Friday). This technical support entry point will also coordinate problem resolution and keep the Licensee apprised of efforts to remedy any problem situation until complete restoration of the service. First line of support will be the Licensee's Help Desk, who will contact and escalate problem to Licensor when necessary.

2.2.2    ENHANCED MAINTENANCE

Enhanced Maintenance will comprise the following: the Licensor shall provide on-call coverage outside the technical support working hours described above, 24 hours/day, 7 days/week, to support urgent problem resolutions of Severity 1 and 2 Problems (as

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defined in Section 2.3); provided that during the 72 hours prior to major launches of the site (which will not occur more than four times per year) Licensee may report problems which relate to such launch during non-business hours even though such problems are not otherwise within the definitions of Severity 1 or Severity 2. This on-call coverage will be provided via a dedicated pager number, carried by knowledgeable employees of the Licensor. During normal working hours, problem reporting will be through the Basic Maintenance entry point, but the Licensor's response shall be in accordance with Enhanced Maintenance service standards. In addition, upon request of Licensee, Licensor shall provide on-site support within twenty-four (24) hours or within a mutually agreed time frame between the parties where telephone support fails to correct any Defect within the target time period set forth in Section 2.3. In such event, Licensor shall provide qualified personnel to work exclusively to correct such Defects until the same is corrected.

2.3      PROBLEM CLASSIFICATION

Licensor shall respond to and use its reasonable commercial efforts to resolve problems in accordance with the severity levels indicated below, which severity levels shall be determined in good faith by Licensee.

   SEVERITY                                                                    PROBLEM RESOLUTION
    LEVEL               DESCRIPTION                  RESPONSE TIME                   TARGET
   ------------------------------------------------------------------------------------------------
      1        Mission-Critical Impact-         30 Minutes (with hourly         Within 45 minutes
               Licensed Software or System        updates thereafter)
               down

      2        High Systems Impact            1 Hour (with hourly updates       Within in 2 hours
                                                      thereafter)

      3        Business Productivity Impact   2 Hours (with daily updates        Within 72 hours
                                                      thereafter)

      4        Minor Service Impact                     24 Hours             Next scheduled upgrade
                                                                                 (but not later
                                                                                 than 120 days)

In addition to the foregoing, in the case of Severity Level 2 errors, Licensor will use reasonable commercial efforts to acknowledge receipt of Licensee's error report within 30 minutes; and in the case of Severity 3 and 4 errors (which as set forth above may only be reported during normal business hours), Licensor will use reasonable commercial efforts to acknowledge receipt of Licensee's error report within 60 minutes (or, in the case of error reports received during the last 60 minutes of the business day, within the first 60 minutes of the following business day).

Severity 1 - Mission-Critical Impact:
The system operating the Licensed Software is rendered inoperable due to system software failure and thus cannot perform and return responses to fare/schedule queries. Under Enhanced Maintenance, all resources shall be applied 24 hours/7 days a week until the problem is resolved; provided that in the event that Licensee's system is "rolled back"

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and functionality is returned to a level such that it is no longer within the definition of Severity 1 (although functionality may still be down, corrupted or severely degraded), then the problem will be reclassified as a Severity 2 problem. Initial response and problem resolution target will be according to the chart set forth above.

Severity 2 -High Systems Impact:
Availability feed from the Atlanta Facility is interrupted for a period exceeding two hours, or availability information related to more than four carriers is interrupted for a period exceeding four hours. For Enhanced Maintenance, resources shall be applied 24 hours/7 days a week until the problem is resolved. Initial response and problem resolution target will be according to the chart set forth above.

Severity 3 - Business Productivity Impact:
Availability feed from the Atlanta Facility is interrupted for a period exceeding one hour, or availability information related to more than two carriers is interrupted for a period exceeding four hours. The Licensed Software commits a pricing error which varies from the correct price by more than $[***] and which affects more than [***]% of queries to the Licensed Software (calculated based on a representative sample of queries as reasonably designed by the parties). Initial response and problem resolution target will be according to the chart set forth above.

Severity 4 - Minor Service Impact:
Failure of hardware results in a backup or "failover" piece of hardware operating in place of the failed hardware without material interruption or deterioration of functionality. The Licensed Software commits a pricing error which varies from the correct price by more than $[***] and which affects [***]% or fewer of queries to the Licensed Software. Initial response and problem resolution target will be according to the chart set forth above.

Notwithstanding the foregoing definitions, problems caused by or arising from the following will not be considered "problems" for the purposes hereof and will not be subject to Licensor's obligation to provide Maintenance Services: (i) failure of a Data Provider (as defined in Section 3.1(d)) to provide data in a timely fashion; (ii) failure of telecommunications hardware or equipment; (iii) failure or unavailability of the Worldspan system; (iv) failure of an airline carrier to provide availability information; (v) Force Majeure (as defined in Section 7.4).

In the event Licensee has elected not to receive Enhanced Maintenance, then the response times and problem resolution targets (i.e., the hours during which Licensor will be obligated to work on problem resolution) will be restricted to normal working hours (9:00 am to 6:00 pm EST, Monday through Friday).

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2.4      STANDARD OPERATING PROCEDURES

The procedures for reporting, diagnosing, tracking and responding to problems are set forth in Licensor's standard operating procedures for Licensee ("SOP"), which is attached to this Agreement as APPENDIX A, as it may be amended by the parties from time to time; provided, that Licensor will give Licensee reasonable prior notice of any anticipated major changes to the SOP.

2.5      CHANGE MANAGEMENT

The parties shall develop a mutually agreeable change management process. At a minimum, such process shall require Licensor to notify Licensee and obtain Licensee's approval prior to implementing any material changes to the services provided by Licensor hereunder or any changes which could materially affect Licensee's use of the Licensed Software as contemplated in this Agreement and the License Agreement.

2.6      MAINTENANCE STANDARDS

Licensor shall use its best commercially reasonable efforts to meet the response times and resolution targets set forth in this Section 2.

3.   DATA SERVICES

3.1      SCOPE OF SERVICES

(a) Licensor maintains its data center in the Exodus Communications facility in Waltham, Massachusetts (the "Waltham Facility", which shall include any other location to which Licensor may move its data center in the future), from which Licensor manages data feeds for schedule and faring data and provides such data to Licensee for use with the Licensed Software. Licensor currently receives fare data from Airline Tariff Publishing Company ("ATPCO") and schedule data from Innovata, LLC ("Innovata"). Licensor also receives availability data through the Worldspan GDS ("Worldspan") and maintains an availability cache at the Waltham Facility for the purpose of providing availability data to its licensees.

(b) In response to a specific request from Licensee, Licensor has established a facility at Worldspan in Atlanta, Georgia (the "Atlanta Facility", which shall include any other location to which Licensor may in the future move its data center for receiving availability data and operating an availability cache, provided that Licensee shall not be obligated to pay the monthly fixed charge set forth in Section 6.4.1 in the event such facility is moved from Atlanta, Georgia), at which Licensor receives availability data and operates an availability cache for the provision of availability information to the Licensed Software. Licensor provides availability data from such availability cache to another availability cache (which is part of the Licensed Software) operated at the Licensee Facility. Licensor will also utilize the Waltham Facility as a backup for availability data

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in the event the Atlanta Facility is unable to communicate directly with the
Licensee Facility.

(c) The operation of the Atlanta Facility and the Waltham Facility (including all software running in such facilities) are the sole responsibility of Licensor and the operation of the Licensee Facility (including the Licensed Software) is the sole responsibility of Licensee.

(d) As part of the data management services provided hereunder, Licensor will
(i) receive and manage downloads of fare and schedule data from ATPCO and Innovata, respectively (or in each case from such other commercially reasonable industry accepted sources as the parties may mutually agree upon, referred to herein (together with Worldspan) as "Data Providers"), (ii) process such data such that it is in a form suitable for use with the Licensed Software, (iii) receive availability data from Worldspan and maintain the availability cache at the Atlanta Facility (and, for backup purposes, at the Waltham Facility), and
(iv) transmit such availability, fare and schedule data to the Licensee Facility as frequently as it receives such data from the relevant Data Providers. In the event that Licensee desires Licensor to change a particular Data Provider for purposes of providing services hereunder, Licensor shall consult with Licensee to determine whether Licensor should make such a change.

3.2      DATA PROVIDERS

Licensor has in place and will use its best efforts to maintain legal agreements with Data Providers for the provision of availability, schedule and fare data for the operation of the Licensed Software. Furthermore, Licensor believes that its commercial arrangements presently in effect with Data Providers should enable Licensor to provide services in accordance with the terms of this Agreement. However, Licensee acknowledges and agrees that such Data Providers are third parties which are not in Licensor's control and which are subject to delay or failure. While Licensor agrees, as part of its obligations under this Agreement, to receive, load and manage such data, Licensor does not warrant the accuracy of such data. In addition, Licensor disclaims any and all liability resulting from or related to Data Providers' failure to provide data to Licensor in a timely fashion. In the event a Data Provider breaches the terms of a legal agreement with Licensor, and such breach has an adverse effect on Licensee, Licensor shall, upon Licensee's request, consult with Licensee as to Licensor's enforcement of its rights under such agreement; however, Licensor will retain complete discretion as to what, if any, action to take as a result thereof.

4.   OPERATIONS SERVICES

4.1      WALTHAM FACILITY AND ATLANTA FACILITY

Licensor will operate and maintain the Waltham Facility and the Atlanta Facility. Such operation and maintenance will include, without limitation, the acquisition, installation,

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maintenance, upgrading, monitoring and all aspects of the operation of all computer hardware and equipment, and all services related thereto, for the Waltham Facility and the Atlanta Facility necessary in connection with the provision by the Licensor of the Data Services provided hereunder.

4.2      COMMUNICATIONS

The Licensor will receive data at the Atlanta Facility and the Waltham Facility and transmit data from from such facilities via communications channels which may include the Internet, a virtual private network or dedicated point-to-point circuits. Licensor shall at all times maintain agreements for high speed connections for the receipt and transmission of such data (except that Licensee acknowledges that Licensor does not have direct connections to ATPCO or Innovata and receives data from such Data Providers via a high-speed internet connection).

(a) All hardware, software and services associated with communications between the Atlanta Facility and the Licensee Facility, including maintenance thereof, will be the responsibility of Worldspan. The cost of such services from Worldspan will be for the account of Licensee and Worldspan will invoice Licensee therefor directly. Such hardware, software and services will not be included within any of the service level or support commitments contained in this Agreement.

(b) All hardware, software and services associated with communications between the Waltham Facility and the Licensee Facility, and between the Atlanta Facility and the Waltham Facility, including maintenance thereof, will be provided by the Licensor and charged to Licensee pursuant to the provisions of Section 6.4.2 hereof.

(c) Licensee expressly acknowledges that the flow of data to or from the Atlanta Facility or the Waltham Facility will depend in large part on the performance of hardware, software and services provided or controlled by third party communications providers and by Worldspan. Licensor disclaims any and all liability resulting from or related to Licensee's inability to communicate with the Atlanta Facility or the Waltham Facility, to the extent such inability is the result of the failure of hardware, software or services provided by such third party communications providers and/or Worldspan.

5.   PERFORMANCE SERVICE LEVELS

5.1      DATA DELIVERY.

Licensor will exercise reasonable commercial efforts to deliver data in accordance with Section 3.1. Failures to deliver data will be subject to the following:

     (a) In the event Licensor fails to deliver schedule data at the scheduled delivery time, such failure will be treated as a "Severity 4" error. If such failure has not been remedied within twenty-four hours of the later of (i) the scheduled delivery time

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         or (ii) the time Licensor actually receives such data from the Data
         Provider thereof, then such failure will be treated as a "Severity 2" error.
     (b) In the event Licensor fails to deliver fare data at the scheduled delivery time, such failure will be treated as a "Severity 4" error. If such failure has not been remedied within the later of (i) the scheduled delivery time for the next scheduled delivery or (ii) two hours of the time Licensor actually receives such data from the Data Provider thereof, then such failure will be treated as a "Severity 2" error.
     (c) Any failure to transmit availability data will be covered by the Severity definitions contained in Section 2.3.

Licensor will not be deemed to have failed to deliver data under this Section if such failure occurs as a result of unplanned telecommunication outages, of Force Majeure (as defined in Section 7.4), or of acts or omissions of Licensee.

5.2      PRICING ACCURACY.

Licensor will exercise reasonable commercial efforts to ensure that, within the functionality described in the Specifications, the Licensed Software will perform pricing calculations in accordance with Airline Tariff Publishing Company ("ATPCO") rules and other applicable rules (i.e., rules relating to taxes) as in effect from time to time. For the purposes hereof, the Licensed Software shall be deemed to have performed a pricing calculation correctly if it is within $[***] (per passenger) of the correct price. In the event the parties are unable to agree as to whether the Licensed Software has performed a pricing calculation (i.e., applied ATPCO rules) correctly, the parties will seek the interpretation of the airline whose fare calculation is disputed and the interpretation of such airline with respect thereto shall be conclusive. The parties will work together to identify and investigate pricing errors and to determine the priority with which such errors should be addressed by Licensor (including cases in which errors need not be addressed because of the infrequency with which they arise). Pricing errors will be responded to and resolved by the Licensor in accordance with the Severity Levels described in
Section 2.3; provided, that any pricing error will be considered as Severity 4 unless it varies from the correct price by more than $[***] and affects more than [***]% of queries to the Licensed Software, in which event it will be considered as Severity 3.

5.3      DISASTER RECOVERY

Licensor will comply with the provisions of the Disaster Recovery Plan (DRP) attached hereto as Appendix B, and shall provide Licensee with notice of any material change to such DRP.

6.   FEES AND EXPENSES

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6.1      BASIC MAINTENANCE

THERE IS NO CHARGE FOR BASIC MAINTENANCE.

6.2      ENHANCED MAINTENANCE

Beginning January 1, 2001, if the Licensee elects to receive Enhanced Maintenance, the fee therefor will be $[***] per month, plus the increase in the Consumer Price Index for Boston (as reported in the Wall Street Journal) from a base of January, 2001 through January of the year in which the Enhanced Maintenance is provided ("CPI Increase"). Any CPI Increase (under this Section
6.2 or under Section 6.3 or 6.4.1) will be calculated in January of each year beginning 2002 and will remain in effect for the balance of such calendar year. Licensee may discontinue Enhanced Maintenance at any time upon 90 days' prior written notice to Licensor.

6.3      DATA SERVICES

Beginning January 1, 2001, the charge for the Data Services described in Section 3.1(d) is [***] per month, plus the CPI Increase. Licensee may discontinue Data Services at any time upon 90 days' prior written notice to Licensor.

6.3.1    AVAILABILITY DATA

Beginning January 1, 2001, Licensee will pay Licensor a fee of $[***] per month, in respect of the cost of obtaining availability data. In the event that Licensor is able to allocate the cost of Worldspan availability data among a larger number of licensees, Licensor shall reduce the portion of such cost that is being paid by Licensee pursuant to this paragraph.

Notwithstanding the foregoing, in the event Licensee may negotiate with Worldspan, L.P. or another third party for relief from or abatement of such fee, Licensor shall abate or adjust such fee as directed by Licensee; provided, however, that if obtaining such relief or abatement necessitates a change in the availability vendor, the parties shall mutually agree upon the costs associated with such change.

6.3.2    ADDITIONAL CHARGE FOR AVAILABILITY DATA

     (a) In the event Licensee uses Worldspan availability data but ceases to process in the Worldspan system substantially all its air travel transactions which are generated from the Licensed Software, then Licensee will pay an additional charge of $[***] per PNR (as defined in the License Agreement) created by Licensee's use of the Licensed Software; provided, that in the event Licensee may negotiate with Worldspan a relief from or abatement of such fee, Licensor will abate such fee if so directed by Worldspan.
     (b) If the charge described in paragraph (a) is applicable, Licensee will certify to Licensor, within 30 days of the end of each calendar quarter, the number of PNRs created on Worldspan during such quarter. Notwithstanding the provisions of

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         Section 6.5, Licensee will pay such charge simultaneously with its delivery of such certification.

6.3.3    INCREASE IN DATA COSTS

The costs to Licensor of obtaining fare and schedule data provided hereunder is included in the license fee payable by the Licensee. However, in the event there is a material increase in the cost to Licensor of the data feeds which are provided hereunder from those presently in effect, Licensor reserves the right to impose a separate fee for such data upon 90 days' prior written notice to Licensee; provided that such fee shall be limited to the actual cost increase incurred by Licensor for data provided to Licensee. Such fee will only be assessed as part of a general increase by Licensor in its pricing to its licensees resulting from such a cost increase.

6.4      OPERATIONS SERVICES

6.4.1    ATLANTA AND WALTHAM FACILITIES
Licensor will charge Licensee in respect of the costs for establishing and maintaining the Atlanta Facility and a rateable portion of the costs for maintaining the Waltham Facility. Such charge consists of (i) a single, one-time charge of $150,000, relating to the initial (non-recurring) cost of establishing the Atlanta Facility (including acquisition of hardware and equipment and amounts paid to Worldspan), which will be payable in accordance with the payment schedule set forth in Exhibit G to the License Agreement, (ii) a fixed charge of $[***] per month plus the CPI Increase, relating to the recurring acquisition, replacement, upgrading, operation and maintenance costs of the hardware, equipment, rack space, bandwidth, facility services and performance monitoring for the Atlanta Facility and Licensee's rateable portion of such services from the Waltham Facility. The monthly cost set forth in clause (ii) has been calculated based upon the assumption of a three-year term for this Agreement.

6.4.2    COMMUNICATIONS COSTS

All hardware, software and services associated with communications between the Waltham Facility and the Licensee Facility, including maintenance thereof, will be contracted for by Licensor and the cost thereof is included in the monthly fixed charge described in Section 6.4.1(ii).

6.4.3    OTHER COSTS

In the event that Licensor's personnel are obligated to travel outside of the Greater Boston area in connection with the provision of Maintenance Services, Data Services or

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Operations Services pursuant to this Agreement, Licensee will pay Licensor, with respect to such travel, all out-of-pocket expenses thereof; provided that (1) Licensor obtains Licensee's prior written approval before incurring such reimbursable expenses; or (2) such expenses are incurred in accordance with Licensee's then-current policy regarding such reimbursable expenses. Licensor agrees to provide Licensee with access to such original receipts, ledgers, and other records as may be reasonably appropriate for Licensee or its accountants to verify the amount and nature of any such expenses.

6.5      PAYMENT TERMS

All fees and expenses described in this Section 6 will be payable, prior to December 31, 2001, in accordance with the payment schedule set forth at Exhibit G to the License Agreement, subject to Section 8(j) of the License Agreement. In accordance with the provisions set forth in Section 8(h) of the License Agreement and except as otherwise set forth herein, Licensor will invoice Licensee for all such amounts at least thirty (30) days prior to the due date; provided, that Licensor shall not be obligated to invoice any amounts (such as the fee for availability data described in Section 6.3.1) the amount and timing of which are fixed by this Agreement and/or by Exhibit G. Each such invoice will be payable thirty (30) days after receipt by Licensee. In addition, without limiting the foregoing, in the event Licensee fails to pay any properly invoiced and undisputed amounts when due hereunder, and such failure continues for more than ten business days after notice thereof by Licensor, then (i) Licensor will be excused from all further performance of its obligations under this Agreement until such amounts are paid in full, and (ii) Licensee will remain obligated to pay the amounts set forth in Section 6.3 and 6.4, when and as specified therein, for services actually performed. Any such failure will not affect the parties' rights and obligations under the License Agreement except as specifically set forth therein.

6.6      SERVICE LEVEL CREDITS

6.6.1 FAILURE TO RESPOND TO SEVERITY 1 OR SEVERITY 2 ERRORS OTHER THAN RELATING TO DATA DELIVERY:

For each failure to respond or apply resources to a Severity 1 or Severity 2 Error (other than errors relating to data delivery), Licensee will be granted a Service Level Credit (i) in the amount of $[***] if Licensor fails to respond to a Severity 2 error pursuant to the terms of Section 2.3 and (ii) in the amount of $[***] if Licensor fails to respond to a Severity 1 error pursuant to the terms of Section 2.3, provided that the aggregate amount of credits for failure to respond to a Severity 1 or Severity 2 Error (other than errors relating to data delivery) shall not exceed a maximum of $[***] during any single month.

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For the purposes hereof and of the two succeeding sections, Licensor will be deemed to have failed to respond and apply resources to a problem if Licensee shall have submitted a request to the primary and secondary numbers listed in
Section 2 of the SOP and (i) Licensor shall have failed to have a Licensor technician respond within the time period listed in Section 2.3 hereof and (ii) Licensor fails to apply resources to resolution of such problem as required in
Section 2.3. Any such failure shall only occasion [***] Service Level Credit unless, in the case of a Severity 1 or Severity 2 problem, such failure shall continue for more than [***] hours, in which event Licensee shall be entitled to an additional Service Level Credit for each [***]-hour period that such failure continues. In no event shall Licensee be entitled to more than [***] Service Level Credit for any [***] failure to respond to a Severity 3 or Severity 4 error, regardless of the period of time such failure continues.

6.6.2    FAILURE TO DELIVER SCHEDULE OR FARE DATA:

For each failure to deliver schedule or fare data pursuant to the provisions of
Section 5.1(a) or Section 5.1(b) respectively, Licensee will be granted a Service Level Credit in the amount of $[***] (up to a maximum of $[***] of credits during any single month) if Licensor fails, after such failure has become a Severity 2 error pursuant to the terms of such section, to respond to such error as required by Section 2.3.

6.6.3    FAILURE TO DELIVER AVAILABILITY DATA:

For each failure to deliver availability data pursuant to the provisions of
Section 5.1(c), Licensee will be granted a Service Level Credit (i) in the amount of $[***] if Licensor fails, after such failure has become a Severity 3 error pursuant to the terms of Section 2.3, to respond to such Severity 3 error as required by Section 2.3 and (ii) in the amount of $[***] if Licensor fails, after such failure has become a Severity 2 error pursuant to the terms of
Section 2.3, to respond to such Severity 2 error as required by Section 2.3; provided that the aggregate amount of credits for failure to deliver availability data shall not exceed a maximum of $[***] during any single month.

6.7      ABUSE OF MAINTENANCE SERVICES BY LICENSEE

In the event Licensee abuses the Maintenance Services (E.G., by declaring a problem Severity Level 1 when it was only Severity Level 3, unless such distinction could not reasonably have been determined, or by reporting problems which are not Severity 1 or 2 during non-business hours) (an "Abuse Incident"), then Licensee shall pay Licensor fees for such abuse in accordance with this
Section 6.7. There shall be no charge for the first Abuse Incident occurring in a calendar month. For each of the second through seventh Abuse Incident occurring in such calendar month, Licensee shall pay to Licensor a fee of $150. Thereafter, Licensee shall pay Licensor a fee of $500 for each additional Abuse Incident occurring in such calendar month; provided that the aggregate amount of fees for Abuse Incidents shall not exceed $2900 during any single calendar month.

----------
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.   GENERAL PROVISIONS

7.1      WARRANTIES

Licensor shall perform the Maintenance Services, Data Services, Operations Services and all other services specified herein in a good, workmanlike and professional manner using qualified personnel fully familiar with the Licensed Software.

7.2      DESIGNATED ACCOUNT MANAGERS

Licensee and Licensor shall each appoint an account manager ("Account Managers") who shall be responsible for all administrative matters pertaining to this Agreement. The Account Managers will serve as primary point of contact for the other party for any matter regarding this Agreement.

The Account Managers will initially be the following individuals:

For Licensor:
Name: Judith Lepor
Title: Customer Relations Manager
E-Mail: customersupport@itasoftware.com
Phone: (617) 714-2100
Fax: (617) 621-3913

For Licensee:
Name: Alex Zoghlin
Title: Chief Technology Officer
E-Mail: alex@orbitz.com
Phone: (312) 894-4708
Fax: (312) 894-4855

Either party may replace the appointed Account Manager upon delivery, prior to such change, to the other party of written notice of such change.

7.3      TERM

The term of this Agreement will commence as of January 1, 2001 and will terminate contemporaneously with the termination of the License Agreement, unless earlier terminated in accordance with this Section 7.3.

     (a) Licensee may, upon 90 days' prior written notice to Licensor, terminate Enhanced Maintenance under Section 2.2.2, in which event Licensee will, following such termination, be relieved of further responsibility for payment of the charge described in Section 6.2.
     (b) Licensee may, upon 90 days' prior written notice to Licensor, terminate Data Services under Section 3.1 with respect to schedule, fare and availability data, in which event Licensee will, following such termination, be relieved of further responsibility for payment of the charge described in Section 6.3 (but will remain responsible for payment of the charges described in Sections 6.3.1, 6.3.2 and 6.4). In the event Licensee terminates the Data Services with respect to availability data, Licensee shall be permitted to use its own data source in connection with the Licensed Software, subject to the provisions of Section 6(b) of the License Agreement.
     (c) Licensee may, upon one year's prior written notice (or such shorter notice period, no less than 90 days, equivalent to the then-remaining commitment Licensor has to Worldspan with respect to the Atlanta Facility) to Licensor, terminate Operations Services under Section 4.1 and 4.2, in which event Licensee will, following such termination, be relieved of further responsibility for payment of the charge described in Section 6.4 (but will remain responsible for payment of the charges described in Sections 6.3.1 and 6.3.2).
     (d) Either party may terminate this Agreement in its entirety in the event the other party materially breaches any of its obligations hereunder and fails to cure such breach within thirty (30) days after receipt of notice of such breach by the non-breaching party.

7.4      FORCE MAJEURE

Licensor will not be responsible or liable for, and will be excused from, any non-performance or delay in the performance of any of its obligations under this Agreement if and to the extent that such non-performance or delay (i) is caused by an act of God, natural disaster, civil disturbance, war, fire, earthquakes, changes in law, regulation or government policy, or non-performance by any third party (including vendors or suppliers), or any other factor beyond the control of Licensor, whether or not foreseeable ("Force Majeure"), and (ii) could not have been prevented by Licensor's taking normal and customary precautions. In the event that Licensor is excused from the performance of its obligations pursuant to this Section 7.4, then Licensor will use its best commercial efforts that are practicable under the circumstances to resume performance of its obligations as soon as feasible.

7.5      EXCLUSIVITY OF REMEDIES

The provisions of this Agreement and the License Agreement constitute the exclusive provisions applicable to Licensor's maintenance and support of the Licensed Software and the provision and support of data and operations therefor. Licensor disclaims any and all warranties, express or implied, including but not limited to warranties of merchantability or fitness for a particular purpose, except as specifically set forth herein.

7.6      NOTICES

Any notices given hereunder shall be given pursuant to and as provided in the License Agreement. In addition, Licensee agrees that Licensor may provide invoices to Licensee by means of facsimile or email transmission.

7.7      LIMITATION OF LIABILITY

The parties' limitations of liability set forth in Section 13 of the License Agreement shall apply to this Agreement.

7.8      DEFAULT

If Licensor fails to perform any of its obligations under this Agreement, and such failure continues for more than thirty (30) days following receipt of written notice from Licensee, then Licensee, in addition to its other remedies, shall have the right to correct the failure or to have the failure corrected by a third party. Licensor shall reimburse Licensee for all costs incurred by Licensee in effecting such correction, less the amount of any Service Level Credit received by Licensee pursuant to Section 6.6 hereof. In the event such failure relates to Severity 3 or Severity 4 errors, this Section will only apply if such errors are chronic or continuous.

7.9      MISCELLANEOUS

(a) If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.

(b) This Agreement, together with the License Agreement, represents the entire agreement of the parties with respect to the subject matter hereof and any other previous understanding, commitments, or agreement, oral or written, between Licensee and Licensor with respect to the subject matter hereof.

(c) No failure by either party to insist upon the strict performance of any covenant, term or condition of this Agreement, or to exercise any right or remedy, shall constitute a waiver of such right or remedy on any subsequent occasion.

(d) The validity, construction, scope and performance of this Agreement shall be governed by the laws of the State of Delaware, exclusive of its choice of law provisions.

(e) This Agreement may not be amended except in writing executed by duly authorized representatives of both Licensor and Licensee.

(f) This Agreement may not be assigned by either party except in connection with and under the circumstances permitted under the License Agreement. Subject to the foregoing, this Agreement will be binding on the parties and their respective successors and permitted assigns.

(g) This Agreement may be signed in one or more counterpart copies, all of which together shall constitute one Agreement and each of which shall constitute an original.


IN WITNESS WHEREOF, the parties have executed this Agreement as of this 2nd day of March, 2001.


ITA Software, Inc.                      Orbitz, LLC

By: /s/ Jeremy Wertheimer               By: /s/ Jeffrey Katz
    -----------------------                 -------------------------------

Name:  Jeremy Wertheimer                Name:  Jeffrey Katz
       ---------------------------             ----------------------------
Title: President & CEO                  Title: President & CEO
       ---------------------------             ----------------------------

                                                                      APPENDIX A

[ITA SOFTWARE INC. LOGO]

                               ITA Software, Inc.


                          Standard Operating Procedures
                                      (SOP)

                                       for


                          On Call Operating Support to

                                  Orbitz, LLC.

[ORBITZ LLC. LOGO]

1.       INTRODUCTION

The purpose of this Standard Operation Procedure (SOP) document is to establish a defined approach for the reporting and resolution of problems related to the operational use of software (the "Licensed Software, as defined in the License Agreement referred to below) licensed to Orbitz, LLC by ITA Software, Inc. pursuant to a Software License Agreement dated as of July 1, 2000 and a Software Maintenance, Data Services And Operations Service Level Agreement dated as of January 1, 2001 (the "SLA"). Primary objectives are:

     1. To facilitate the rapid communication of problems by Orbitz personnel to appropriate ITA personnel.
     2. To document problem symptoms, manifestations, and impacts in sufficient detail to facilitate rapid problem diagnosis and resolution.
     3. To provide a methodology for tracking logged Orbitz problems, their current status, and their interim and final resolutions.

The primary goal of ITA Software's Operational support team is to provide unparalleled customer satisfaction through the timely diagnosis and resolution of operations related problems.

A.       SCOPE OF PROBLEMS

In the context of this SOP, a problem refers to some part of the Licensed Software, supporting user interfaces, or data delivery components that are not working as intended, in turn causing some functionality to be lost or severely impaired, data to not be delivered, or connectivity to be unavailable.(1) Sometimes users may experience operational difficulties that can be attributed to "operator error" or lack of understanding with regards to system features and capabilities. Although incidents of this type do not indicate a problem with the software per se, the "incident" will still be logged and tracked. Review of the user assistance logs will help identify possible deficiencies in user documentation, training, or even the user interface itself.

2.       HOW A PROBLEM IS REPORTED

User problems can be reported in one of two ways, depending on the severity level of the problem. In cases where problems are non-critical (severity levels 3 and 4 as defined in the SLA) and thus can be deferred for resolution during normal working hours (9:00 am to 6:00 pm EST, Monday through Friday), the best reporting vehicle is an email to help@itasoftware.com. The following information must be included in all e-mails:

     -   Contact Information (NAME, ORGANIZATION, PHONE NUMBER, E-MAIL)

----------
(1) One distinction that can be made is that some issues are not resolvable via a problem resolution process but are instead due to a lack of a particular feature from the software. However, once a problem has been entered into the problem tracking system, it will remain in the system and will be reclassified as a feature request if appropriate.

     -   System Being Used (SOFTWARE COMPONENT OR DATA FEED COMPONENT)
     -   Problem Description (INCLUDING SYMPTOMS AND MANIFESTATIONS).
     - Frequency With Which The Problem Can Be Repeated (ALWAYS, SOMETIMES, RARELY, NEVER).
     -   Impact Of The Problem (FATAL, SEVERE, MINOR, COSMETIC)
     -   Date/time problem first occurred.

For problems that are considered mission critical or high impact (severity levels 1 and 2 as defined in the SLA)) and need immediate attention, the most appropriate reporting vehicle is ITA Software's Problem Reporting Hotline. The following Hotline numbers are to be used:

Primary:  [***]

Secondary Numbers:
[***] (Bruce Walton - fare/schedule loads and LFS)
[***] (Simon Smith - availability system and monitoring systems)
[***] (Grant Schofield - networking or security issues)
[***] (Joe Calomeni)

During normal working hours an ITA representative will be available to answer the primary number. If for some unforeseen reason a technician is not available to answer immediately, the system will automatically forward the incoming call to a numeric pager or cellular phone. If connected to a pager number, a prompt will request entry of a number for call back. If connected to a cell phone voice mail system, a prompt will request the caller to leave a voice message. Should the primary number fail (telephone service unavailable), the secondary numbers can be used. If immediate technical support is required during off-duty hours (severity levels 1 or 2), the same Hotline number should be used. The system will automatically page or forward the call to an on-call technician who will respond within the time frames outlined in the SLA. Again, should the primary number fail (telephone service unavailable, e.g.), the secondary numbers can be used.

Once connected with the ITA technician, provide an explanation of the problem in the same format as would be provided via email. In all cases, reported problems will be documented in the problem-tracking system and assigned to the appropriate personnel for resolution.

Once the incident is logged into the problem-tracking system, a ticket number will be generated and provided to the submitter of the problem. Additional amplifying information may be requested at that time.

3.       HOW A PROBLEM IS DIAGNOSED

----------
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ITA Software's Operations staff has developed a well defined, tailored, and consistent procedure for the diagnosis of operational problems related to the use of the Licensed Software. These procedures will also be applied for problems associated with system interfaces or data feeds.

A.       SUMMARY OF THE DIAGNOSTIC PROCEDURE

The diagnostic procedure will consist of five main phases:

         Phase One: establish communications
         Phase Two: classify the problem
         Phase Three: perform appropriate tests
         Phase Four: diagnose the problem
         Phase Five: agree on an appropriate course of action

In the course of coordinating problem resolution, our interaction with Orbitz personnel may not take such a clear-cut path. However, all of these elements will be implicit in the interaction, and will be documented in the problem tracking log.

B.       PHASE ONE: ESTABLISH COMMUNICATIONS

In order to help diagnose specific problems, ITA Software will need to be notified of the problem and provided sufficient detail to start investigating an acceptable solution. This should be done via the procedures described above. It is recognized, however, that there may be situations where detailed information related to the problem might not be available. Best judgment may dictate that the problem be reported immediately, without in-depth diagnosis or gathering of information for a comprehensive problem report submission.

C.       PHASE TWO: CLASSIFY THE PROBLEM

The next step in the diagnostic process, after receiving a problem report, is to classify the problem, in two categories, by TYPE and COMPLEXITY LEVEL.

The TYPE classification category describes whether the problem is related to data transmission or a software component. Examples of data transmission problems would be an inability to receive updated Low Fare Search distributions or an interruption in the availability data flow.

The second category describes the COMPLEXITY LEVEL (not to be confused with severity levels) involved in developing a problem solution. This is an initial estimate of whether the problem is a First-level problem (i.e. it can be solved on the spot) or a Second- or Third-level problem (requires some level of effort for resolution).

D.       PHASE THREE: PERFORM APPROPRIATE TESTS

The Licensed Software contains some internal status indicators and diagnostic tests that can be used as first-stage diagnostic tools. ITA may ask Orbitz personnel to provide information derived from internal status indicators. In certain cases, ITA may require test results via prearranged electronic methods (e.g. ftp, e-mail). Based on the results, ITA may request that Orbitz run additional tests.

E.       PHASE FOUR: DIAGNOSE THE PROBLEM

After ITA has analyzed the results of the diagnostic tests(s) performed by Orbitz personnel a technical analysis will be performed to determine potential causes. This effort will seek to identify internal or external causes, and will seek to pinpoint the specific trouble area within a particular software component or data transmission procedure. In order to effectively analyze the problem it may be necessary to gain access to systems at the Orbitz facility. Ideally, this will be done remotely but there may be occasions where an on-site visit will be required.

F.       PHASE FIVE: AGREE ON AN APPROPRIATE COURSE OF ACTION

Once a problem has been isolated and defined, discussions with Orbitz personnel will be held to determine an appropriate course of action to resolve the problem.

If the problem has been classified as a First-level problem, then immediate steps can be taken to address the problem. Even though the problem may be solvable "on the spot", the established reporting procedures will still be followed so that the problem tracking system is updated for recording/administrative purposes and to aid in future diagnosis and trend analysis. Some trends may point towards deficiencies in the usage of the software that can be addressed via further communications or changes in software procedures or operations.

In cases where a specific problem is classified in the Second- or Third- level category, i.e., changes are required that involve updates to a software component, or major network hardware or procedural changes, a proposed problem resolution schedule and approach will be submitted to Orbitz for review and approval.

4.       PROBLEM TRACKING SYSTEM

In order to maintain customer satisfaction and meet service level requirements, it is necessary to resolve problems as quickly as possible, while keeping track of the status of the resolution. The assignment of resources to a problem takes into account the type of problem, the available resources, and the impact level of the problem.

ITA will categorize, track, and document on-going Orbitz user problems using a customized version of Bugzilla. This package has been modified to meet the unique requirements posed by Orbitz's licensing of ITA's product offerings.

A.       DEFINITIONS

A "PROBLEM" refers to either a disruptive event, or an incident of non-functioning hardware or software that indicates some part of the SYSTEM(2) is not working as designed, or points to a desire for new functionality. Alternatively, an Orbitz user may encounter a "problem" when he or she does not use the system properly. In this case the solution is user education, but on-site help systems and documentation may need to be improved.

An "INCIDENT" refers to a specific instance of a problem, and how it affects the rest of the system, data feeds, and customer. If an incident points to an operational First- or Second- level problem, the resolution will fall into the category of "Incident Response".

B.       CATEGORIZATION OF PROBLEMS (NOT TO BE CONFUSED WITH SEVERITY LEVELS)

Problems will be categorized into first-level problems, second-level problems, and third-level problems. These are defined as follows:

FIRST-LEVEL PROBLEMS are those that can be solved "on-the-spot" by an operator or staff member, or are problems that are as a result of user error. In cases of user error, we will work with Orbitz personnel to ensure a full understanding of the functionality and capabilities of the supported systems. In any case, First-level Problems are those that are fixable in a short amount of time and do not require extensive effort. They do not need to be tracked if the problem can be fixed "on-the-spot".

SECOND-LEVEL PROBLEMS are those that cannot be fixed "on-the-spot" or must be referred to another staff member in order to be fixed. However, the problem does not take an extensive amount of effort to be fixed and the solution is within the scope of a staff members' current responsibilities, capabilities, or within the current budget for the particular resources that will be required.

THIRD-LEVEL PROBLEMS are problems that require a non-trivial amount of effort or new resources to solve. The solution to these problems requires the assignment of a dedicated staff resource or the allocation of unbudgeted resources.

C.       FIRST-LEVEL PROBLEM MANAGEMENT LOGGING

First-Level problem management is the most basic method of tracking implemented by the Bugzilla system. This Bugzilla feature allows for a TICKET to be created, along with a ticket number. The basic information about the problem is stored with the ticket. In addition, the problem resolution and any suggested but non-necessary changes to documentation, procedures, or software components are stored. Since, in most cases, a problem is resolvable "on-the-spot", the ticket status is stored as RESOLVED. Furthermore, the PROBLEM RESOLUTION CODE is also recorded as FIXED, INVALID, WONTFIX, or LATER. See "Descriptions of Problem Resolution Codes" below for a description of these codes.

----------
(2) SYSTEM refers to the many components that make up the services ITA provides: data feeds from suppliers, data feeds to customers, the web site, the Low Fare Search engines, and all of the other software components that work together to deliver low fare searches.

D.       ESCALATION MANAGEMENT - SECOND- OR THIRD- LEVEL PROBLEM RESOLUTION

If a problem cannot be solved "on-the-spot" (i.e. the problem is a Second- or Third- level problem), the results of initial efforts to resolve the problem will be recorded in the ticket and the problem will be escalated to appropriate technical personnel. Also recorded in the initial ticket will be a proposed "next step" for resolution. This may be as simple as "problem will be/has been escalated". Problems that are escalated will be dealt with in accordance with the procedures described in the "Incident Response" section below. Finally, the ticket will be assigned a status code as described in the "Description of STATUS CODES" section below.

E.       SUMMARY REPORT CAPABILITIES

Bugzilla's problem tracking system also gives our operations staff the capability to print summary reports based on a number of criteria, including ticket number, keyword, and ticket status code. The items in each report can include the status code, intermediate resolution or final resolution, as well as other information stored for each ticket.

F.       DESCRIPTIONS OF PROBLEM RESOLUTION CODES

         INFORMATION
         This problem was due to misuse of the software component or data feed and was resolved by giving the user information.

         FIXED
         A fix for this bug has been implemented into the software component or data feed and tested by the person marking it FIXED.

         INVALID
         The problem described is not a bug, or not a bug in an ITA Software component or data feed.

         WONTFIX
         The problem described is a bug that will never be fixed.

         LATER
         The problem described is a bug that will not be fixed in this version of the product.

         REMIND
         The problem described is a bug that will probably not be fixed in this version of the product, but might still be.

         DUPLICATE
         The problem is a duplicate of an existing bug. Marking a bug duplicate requires the bug number of the duplicating bug and will add a comment with the bug number into the description field of the bug it is a duplicate of.

         WORKSFORME
         All attempts at reproducing this bug were futile. If more information appears later, please re-assign the bug...for now, file it.

         MOVED
         The bug was specific to a particular derivative distribution and didn't affect ITA code. The bug was moved to the bug database of the distributor of the affected derivative.

G.       DESCRIPTIONS OF STATUS CODES

         UNCONFIRMED
         The initial problem report has been received, but no contact has been made with the reporter of the bug, nor has the problem been independently checked.

         NEW
         A contact has been made with the reporter of the bug to make sure this is not a First-level problem and to clarify and misunderstandings about the initial problem report. The efforts described in the Diagnostic Procedures document have led to a conclusion that the problem report is valid.

         ONGOING
         A problem has been assigned for resolution. Progress is being made and a schedule for completion has been set.

         RESOLVED
         When a problem will not have any further work performed on it during this software release, due to the problem being fixed or for some other reason, the ticket is given this Status Code and the Problem Resolution Code is updated appropriately (see Appendix A for a description of the Problem Resolution Codes).

         CLOSED
         When a new software version or data delivery method is released that includes the resolution to the problem, the status is changed from RESOLVED to CLOSED.

         REOPENED
         If some event has caused the resolution to the problem described in the ticket to become invalid, the ticket's status is changed to REOPENED.

5.       INCIDENT RESPONSE

Incident response begins with discovery of a problem, either by ORBITZ personnel, or as a result of data obtained through the use of ITA monitoring tools. Once information is received that points to an ongoing operational problem, on-call operations engineers will apply systematic diagnostic procedures to triage the problem and determine whether or not there are any available workarounds. If it is confirmed to be a valid problem of an operational nature that either has an immediate adverse impact or has the potential to present a future adverse impact, the problem will be classified as an "Incident".

The work to resolve incidents is started as soon as possible, using best commercial practices. If additional personnel resources are required to address the incident, they are notified. The Reporting Procedures are still followed (i.e. the problem receives a ticket number and its status is still tracked, etc.).

After a problem has been reported and diagnosed, it will either be given a status of "New" or "Resolved". For any problems that are ongoing, an INTERMEDIATE RESOLUTION will be recorded in the problem tracking system. If the customer wishes, this intermediate resolution can include a notation that the problem has been escalated.

Following resolution of the problem, ORBITZ personnel will be notified prior to officially closing out the trouble ticket. ORBITZ personnel will be afforded the opportunity to test the system to verify resolution prior to authorizing close-out.

6.       POINTS OF CONTACT

The following administrative points of contact are provided to answer any questions related to ongoing support as described in this SOP.

Joe Calomeni, VP - Operations: [***]
Bruce Walton, Senior Network Engineer: [***]
Simon Smith, Director - Datacenter Operations: [***]

----------
*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                      APPENDIX B

[ITA SOFTWARE LOGO]

                                       ITA
                                    DISASTER
                                    RECOVERY
                                      PLAN
                                      (DRP)

                                TABLE OF CONTENTS

I.    INTRODUCTION.......................................................................29

II.   RESPONSIBILITIES...................................................................29

A.       Network Infrastructure..........................................................29
   1.       SPECIFIC RESPONSIBILITIES....................................................29
B.       Datacenter Management...........................................................30
   1.       SPECIFIC RESPONSIBILITIES....................................................30
C.       Data Support....................................................................30
   1.       SPECIFIC RESPONSIBILITIES....................................................30
D.       Quality Assurance...............................................................31
E.       Marketing and Public Relations..................................................31
   1.       SPECIFIC RESPONSIBILITIES....................................................31
F.       Customer Relationship Management (CRM)..........................................31
   2.       SPECIFIC RESPONSIBILITIES....................................................31

III.     IMPACT ANALYSIS (RISKS).........................................................32

G.       Minimum Acceptable Levels of Service:...........................................32

IV.      DETAILED CONTINGENCY PLAN.......................................................32

A.       Disaster Detection and Determination............................................33
B.       Disaster Notification...........................................................33
C.       Initiation of the DRP...........................................................33
D.       Activation of a Designated Hot Site.............................................33
E.       Dissemination of Public Information.............................................33

V.    DISASTER RECOVERY STRATEGIES AND RESPONSES.........................................34

A.       General Contingency Strategy....................................................34
B.       Specific Contingency Strategies.................................................34
   1.       LOSS OF MASTER AVAILABILITY CACHE SYSTEM (MAVS) AT THE ATLANTA DATACENTER....34
   2.       LOSS OF WALTHAM DATACENTER...................................................34

VI.      RESTORATION OF SERVICES.........................................................35

I.       INTRODUCTION

Uninterrupted quality of service to ITA Software's customers is the most important focus of ITA Software's Operations Team. As such, operational continuity, in the aftermath of a disaster, requires comprehensive disaster and contingency planning. This planning must result in the development of methodical, yet flexible, pre-planned responses, which can be implemented rapidly so as to minimize downtime. Pre-staging of resources that can be quickly installed, configured, and activated is also a critical ingredient of an effective disaster response. Preparation for, response to, and recovery from a disaster will require the cooperative efforts of many support organizations who are critical partners with ITA Software in providing the superior functional capabilities our customers have grown to expect. This document provides the plan to coordinate disaster recovery efforts and describes contingencies and computer recovery facilities that will be employed in the case of catastrophic outages to critical infrastructure.

II.      RESPONSIBILITIES

This Disaster Recovery Plan (DRP) specifies the responsibilities of ITA Software's Disaster Response Team (DRT), whose mission is to establish and implement procedures to ensure the continuity of our customer's business functions. In the event of a disaster affecting any of the operational functional areas, the DRT will serve as the liaison between ITA Software's operational component organizations and partnering support organizations. These services include data providers, telecom providers, datacenter hosting services, and internally, ITA Software's Marketing, Quality Assurance (QA), and Customer Relationship Management (CRM) departments.

ITA Software's Vice President for Operations, with assistance from key operations support personnel, is responsible for developing the DRP and overall coordination of disaster recovery efforts. Development and support of individual component DRPs, and coordination of their implementation, are the responsibility of each of the functional area coordinators.

A.       NETWORK INFRASTRUCTURE

Ensuring that the DRP reflects ongoing changes to network topologies, communications infrastructure, hosting support arrangements, and resources is crucial. This task includes updating the plan and revising this document to reflect updates. ITA Software's Network Engineer/Administrator is responsible for this comprehensive task.

1.       SPECIFIC RESPONSIBILITIES

     a. Provides alternate voice and data communications capability in the event normal telecommunication lines and equipment are disrupted by the disaster. Evaluates the requirements and selects appropriate means of reestablishing ITA Software's telecommunications network connectivity.

     b. Coordinates all efforts in support of the restoration of network services and support facilities. This includes adjustments/changes to the network topology and addressing schema, reconfiguration of routers and firewalls, and notifications to outside contractors and service providers to ensure that

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         replacement equipment and materials are available for timely delivery and installation.

     c. Coordinates all efforts for the restoration of data and electrical systems and structural integrity. Assesses damage and makes a prognosis for occupancy of the structure affected by the disaster.

B.       DATACENTER MANAGEMENT

The Director of Datacenter Operations has the primary role of ensuring the transition of datacenter operations to the designated backup facility within established timeframes (normally 48 hours).

1.   SPECIFIC RESPONSIBILITIES

     a. Following the assessment of damage, the Director of Datacenter Operations will salvage equipment, data, and supplies following a disaster; identify which resources remain; and determine their future utilization in rebuilding the datacenter and recovering from the disaster.

     b. The Director of Datacenter Operations will make arrangements for transporting personnel, equipment, and materials to back-up sites as necessary. Pre-staged resources at the backup facility will be augmented by resources salvaged from the primary site, if required.

     c. Provides data processing installation and configuration resources necessary for restoration of operational capability to end users. Assesses computing resources available and reconfigures as necessary to restore functional capability.

     d. Responsible for activating the designated backup site or back-up resources.

C.       DATA SUPPORT

The Data Support Director is responsible for coordinating the rerouting or redistribution of all critical data required for sustaining ITA Software's functional support to end users.

1.   SPECIFIC RESPONSIBILITIES

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     a.  Coordinates support for data processing and delivery at the primary datacenter and the designated backup sites. Initiates discussion with data vendors (Innovata, ATPCO, and Worldspan) to provide backup routing information.

     b. Coordinates routing changes and modification of delivery procedures to ensure end-user access to critical operational data.

D.       QUALITY ASSURANCE

Testing of the DRP is an essential element of preparedness. ITA Software's QA Department will be responsible for conducting regular testing of individual components and recovery plans of specific functional teams. A comprehensive exercise of our continuity capabilities and support by our designated recovery facilities will be performed on an annual basis.

E.       MARKETING AND PUBLIC RELATIONS

ITA Software's Vice President of Marketing and Public Relations is responsible for arranging and directing all meetings and discussions with the news media and the public.

1.       SPECIFIC RESPONSIBILITIES

     a. Communicates with the news media, public, and staff who are not involved in the recovery operation.

     b. Prepares press releases on a periodic basis for distribution to ITA Software's media list.

     c. Maintains a log of all incoming calls to ensure a quick response to media and other requests for information.

     d. Coordinates follow-up news releases to recap events and describe what has been done to reestablish operations.

     e. Coordinates media strategies and press releases with public relations staff of vendors and customers as appropriate.

F.       CUSTOMER RELATIONSHIP MANAGEMENT (CRM)

The Vice President for CRM will ensure a roster of all critical customer personnel is maintained, with contact and notification information. The individual CRM representatives will be responsible for providing immediate outage notification and status reports to customers for whom they have responsibility.

1.       SPECIFIC RESPONSIBILITIES

     a. Individual CRM representatives will establish immediate communication with supported customers, outlining circumstances of event, impact to customer,

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         and restoral timelines.

     b. Provide periodic status reports to assigned customers to update status and plans for restoration.

     c. Provide 24-hour contact numbers for customer inquiries and information requests.

III.     IMPACT ANALYSIS (RISKS)

ITA Software recognizes the low probability of severe damage to datacenter operations supporting both our internal and external customers. Nevertheless, because of the potential adverse impact to our end-users, a plan for reducing the risk of damage from a disaster, however unlikely, is vital. This DRP is designed to reduce the risk to an acceptable level by ensuring the restoration of critical processing within 48 hours, and all essential production within 2 week(s) of the outage.

This DRP identifies the critical functions of ITA Software and the resources required to support them. The DRP provides guidelines for ensuring that needed personnel and resources are available for both disaster preparation and response and that the proper steps will be carried out to permit the timely restoration of services.

A.       MINIMUM ACCEPTABLE LEVELS OF SERVICE:

In order to ensure the continued availability of services for our customers a few key components of the ITA suite of sever products must be in place and operational. These include: QPX servers, Query distributor(s), a query firewall, AVS caches, and ATPCO and SSIM delivery build servers. With all of these services running in both the primary and backup datacenters, the availability of the services offered is ensured.

Although casualty modes of operation will provide continued functionality for end-user applications, it should be understood that backup services might not initially provide the same level of performance as that experienced during normal operations. Degraded operations, due to disasters as those described in this DRP, will be characterized by identical functionality with degraded performance.

Both of ITA Software's current datacenters (Waltham and Atlanta) contain machines in reserve in the unlikely occurrence of a disaster or network failure. The reserve system, upon failure of a datacenter, will be brought on-line within 48 hours of the declaration of a disaster.

IV.      DETAILED CONTINGENCY PLAN

This section describes the required steps to be taken in response to a disaster:

1. Detect and determine a disaster condition

2. Notify persons responsible for initiating the DRP.

3. Initiate the DRP.

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4. Activate the designated backup site or services.

5. Disseminate public information.

A.       DISASTER DETECTION AND DETERMINATION

The determination of an event that could be classified as a disaster is the responsibility of the Vice President of Operations and involves obtaining access to the affected site, determining the extent of the damage, and making recommendations to upper management regarding possible reactivation and/or relocation of datacenter or user operations.

B.       DISASTER NOTIFICATION

The Vice President of Operations will act as the Disaster Response Team Coordinator (DRTC) and follow existing procedures, notifying DRT members that the DRP has been put into effect. The DRC will continually monitor the evolving situation and direct and or obtain resources as necessary to effect the transition to the backup facility.

At a minimum, the Disaster Response Team Coordinator will contact the following people immediately:

     1.  The Director of Datacenter Operations.

     2.  The Network Engineer/Administrator.

     3.  The Director of Data Support Operations.

     4.  The appropriate CRM Representative.

     5.  The Vice President of Marketing

C.       INITIATION OF THE DRP

Initiation of the DRP and its subcomponent plans is the responsibility of the DRTC and DRT functional coordinators, respectively.

D.       ACTIVATION OF A DESIGNATED HOT SITE

The responsibility for activating the designated backup site or back-up resources is delegated to the Director of Datacenter Operations (DDCO). Within 2 hours of the event, the DDCO will determine the prognosis for recovery of the lost functionality through consultation with the other DRT members.

If the estimated recovery of the lost functionality cannot be accomplished within 8 hours, the transition to the backup facility will begin.

E.       DISSEMINATION OF PUBLIC INFORMATION

The Vice President of Marketing and Public Relations is responsible for directing all meetings and discussions with the news media and the public, and in conjunction with the Director of Customer Relationship Management, ensuring that affected customers are immediately notified of the event and its impact. A dedicated phone number will be established as a means for providing recovery status and information.

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V.       DISASTER RECOVERY STRATEGIES AND RESPONSES

Current Service Level Agreements (SLAs) with contracted hosting services and data providers define well defined escalation procedures to be applied in the case of system outages. Both of our datacenter vendors, Exodus Communications and Worldspan, LLC., have significant infrastructure to provide for casualty modes of operation. Both vendors provide significant capability to sustain operations in the case of the loss of power, internet connectivity, or other site related issues. As an initial step in evaluating options for casualty operations, datacenter providers will be contacted for assistance in establishing failover operations.

A.       GENERAL CONTINGENCY STRATEGY

Due to both the primary and backup site each having a number of machines in reserve, the restoration of services will require augmenting the failover datacenter systems with salvaged assets and building the lost services in the unaffected datacenter. All application code that is necessary for operation will be kept on imaging servers in each location allowing expedited building of any type of service. In the case of a loss of connectivity to any of the datacenters, the DRT will immediately be notified via pager and email by the multi-homed monitoring software in place. At the point at which a failure in service is confirmed by any member of the DRT team, the issue will be elevated to the DRT Coordinator who will ascertain whether or not the situation should be classified as a disaster. Once determined that a disaster situation has occurred, the DRT Coordinator will contact functional coordinators with instructions to implement the DRP.

B.       SPECIFIC CONTINGENCY STRATEGIES

1.   LOSS OF AVAILABILITY CACHE SYSTEM (AVS) AT THE ATLANTA DATACENTER

The loss of the AVS at the Atlanta Datacenter will adversely impact ITA Software's capability to provide timely availability data to supported customers. Upon a confirmed disaster taking place at the Atlanta Datacenter, the AVS core services will be moved to the Waltham Datacenter. The following tasks must be completed in order to implement this contingency plan:

            a.  Determine extent of damage to Kinetics System, if any.
            b. If Kinetics damaged, coordinate with Worldspan for direct access.
            c. Coordinate with Worldspan to reroute availability data to Waltham
            d.  Bring up the Waltham Availability Cache as Master
            e.  Reroute AV data feeds to Waltham Datacenter
            f. Coordinate with Customers to redirect availability related communications to Waltham
            g.  Start AVL and DirNVQ processes at Waltham
            h.  Update DNS accordingly

2.       LOSS OF WALTHAM DATACENTER

The loss of the Waltham Datacenter will have an immediate negative impact on all customers. The following services will cease to be available to ITA-managed customer implementations should the Waltham Datacenter suffer catastrophic loss:

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Low Fare Search
Web Site Hosting
XML access to Query Distribution System
Primary Availability Cache

Additionally, the following services will cease to be available to ITA-managed customer implementations, as well as customer-managed implementations that utilize ITA fare and schedule data:

Fare data access
Schedule data access

Upon a confirmed disaster taking place at the Waltham Datacenter all QPX services and supported infrastructure will be moved to the Atlanta Datacenter. Web servers will be relocated as well. Fare and Schedule delivery will be moved to Worldspan. The following tasks must be completed in order to implement this contingency plan:

            a. Activate current versions of services at Waltham Datacenter on redundant machines.
            b.  Adjust monitoring to Waltham Datacenter
            c. Update DNS accordingly so as to ensure receipt of fare and schedule data in Atlanta.
            d.  Notify customers

VI.      RESTORATION OF SERVICES

The time required for recovery of the primary/secondary datacenter and the affected functional areas, and the eventual restoration of normal processing depends on the damage caused by the disaster. The time frame for recovery might vary from several days to several months. In either case, the recovery process will begin immediately after the disaster and take place in parallel with back-up operations at the designated backup site. The primary goal is to restore normal operations as soon as possible.